Exhibit 99.1

Sono-Tek Reports Fiscal Fourth Quarter and Full Year 2026
Financial Results

Reports Second Consecutive Year of over $20 Million in Revenue and Eighth Consecutive Quarter above $5 Million

Significant Profitability Expansion with 51% Gross Margin for FY 2026

FY 2026 Operating Income Increased 81% and Net Income Increased 42% Year-Over-Year

Backlog Remains Strong at $9.1 Million

Anticipating Continued Revenue Growth in 1H 2027 Driven by Strong Medical Sector and High-ASP Systems

Conference call scheduled for 10:30 AM ET Today

MILTON, N.Y., May 28, 2026 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the fiscal fourth quarter and full fiscal year 2026, ended February 28, 2026.

Steve Harshbarger, CEO & President of Sono-Tek, stated:

“We are greatly encouraged by our fiscal 2026 results, highlighted by strong profitability expansion and uninterrupted revenue consistency. We achieved our second consecutive year of revenue over $20 million and eighth consecutive quarter of revenue above $5 million, reflecting the durability and stability of our business. Additionally for FY 2026, our gross margin increased to 51%, operating income increased 81%, and net income grew by 42%, demonstrating the strength of our business model and the continuing success of our strategy focused on higher-value, high-ASP production systems.”

“Margin expansion in the year was driven primarily by favorable product mix, including a higher concentration of high-ASP production systems, as well as a greater percentage of sales in the U.S. market, where we benefit from stronger margins by bypassing international-business costs.”

“We are seeing strong momentum in the medical sector, with growing demand across applications such as stent coating, balloon catheter systems, and diagnostic devices. In addition, our electronics business continues to expand, particularly in electrically active coatings for diagnostic-related applications that leverage our core coating technologies. While clean energy remains an important long-term opportunity, near-term orders for electrolysis-related systems have declined, mirroring softening demand that has resulted from government policy changes and elimination of incentives. This was partially offset by solar system shipments earlier in the fiscal year.”

“Looking ahead, we anticipate continued revenue growth in the first half of FY 2027 and profitability driven by the medical sector and sustained demand for high-ASP production systems. For FY 2027, we anticipate relatively flat to modestly higher year over year revenue, with continued uncertainty in certain clean energy sectors and the timing of high ASP customer orders, that are more complex and typically involve longer lead times.

We believe our strategy is succeeding, and we remain confident in our ability to deliver long-term revenue growth and profitability.”

Dr. Christopher L. Coccio, Executive Chairman, added:

“We are pleased with the Company’s continued execution and improving financial performance. We are proud to report that FY 2026 marks our third consecutive year of annual revenue growth and sixteenth year in a row of profitability. Our strong backlog, supported by demand for complex, production-oriented systems, provides a solid foundation as we move forward. Sono-Tek’s ability to adapt to changing market conditions, while maintaining focus on high-value opportunities, continues to differentiate the Company. We remain confident in our long-term strategy and growth trajectory.”

Fiscal Year 2026 Highlights

  Net Sales: $20.9 million, up 2% from $20.5 million in FY 2025, reflecting continued demand for high-ASP production systems and growth in medical and electronics markets.

  Gross Profit: $10.56 million, up 8% from $9.74 million in the prior year. Gross margin increased to 51% from 47.5%, driven by favorable product mix and increased U.S.-based system sales.

  Operating Income: $1.82 million, up 81% from $1.01 million in FY 2025, reflecting improved operating leverage and higher-margin system shipments.

  Net Income: Approximately $1.8 million, up 42% from $1.27 million in FY 2025, reflecting strong margin expansion and improved profitability.

Fiscal 2026 Review		(Results compared with fiscal 2025)
($ in thousands)
			Change
	FY 2026	FY 2025	$	%
Net Sales	$20,909	$20,504	405	2%
Gross Profit	$10,560	$9,739	821	8%
Gross Profit	51%	48%		3%

Operating Income	$1,825	$1,010	815	81%
Operating Margin	9%	5%		4%

Net Income	$1,806	$1,273	533	42%
Net Margin	9%	6%		2%

Fourth Quarter Fiscal 2026 Highlights

  Net Sales: $5.6 million, up 10% from $5.12 million in Q4 FY 2025.

  Gross Profit: $2.79 million, up 15% from $2.43 million in the prior-year period, with gross margin increasing to 49.8%.

  Net Income: $557,043, up 70% from $327,714 in Q4 FY 2025.

Fourth Quarter Fiscal 2026 Review		(Results compared with the fourth quarter of fiscal 2025)
($ in thousands)
			Change
	FY 2026	FY 2025	$	%
Net Sales	$5,609	$5,121	488	10%
Gross Profit	$2,793	$2,425	368	15%
Gross Profit	50%	47%		3%

Operating Income (Loss)	$601	$288	313	109%
Operating Margin	11%	6%		5%

Net Income	$557	$328	229	70%
Net Margin	10%	6%		4%

Balance Sheet, Backlog and Outlook

Balance Sheet: The Company ended the fiscal year with $14.8 million in cash, cash equivalents and marketable securities and no outstanding debt.

Backlog: Equipment and service-related backlog remained strong at approximately $9.12 million at fiscal year-end, an increase of 5% compared to $8.67 million at the end of FY 2025, and near record levels.

Outlook: Sono-Tek anticipates continued revenue growth and profitability in the first half of fiscal year 2027 compared to the first half of FY 2026, driven by expanding demand in the medical sector and continued adoption of high-ASP, production-scale coating systems across multiple end markets. Total FY 2027 revenue is currently projected to be relatively flat to modestly higher compared to FY 2026 as visibility beyond the first half remains limited due to continued uncertainty in certain clean energy sectors and the timing of high ASP customer orders, which can create significant shifts in quarterly delivery timing.

Fiscal Year 2026 Product and Market Highlights

End Markets:

•	Medical: Increased 54%, driven by strong demand for balloon catheter coating systems, specialty stent applications, and expanding activity in new medical applications.

•	Electronics: Increased 16%, supported by strong demand for electrically active coatings in diagnostic-related applications.

•	Alternative/Clean Energy: Declined 19% due to reduced electrolysis demand driven by government policy shifts, partially offset by solar system shipments earlier in the fiscal year.

Product Categories:

•	In-Line Coating Systems (formerly referred to as Integrated Coating Systems): Increased 91%, driven by shipments of eight high-ASP systems to a solar customer.

•	Fluxing Systems: Increased 53%, supported by strong sales in Asia.

•	Multi-Axis Systems: Declined due to reduced demand in electrolysis-related applications.

Conference Call Dial-in Information

To participate, please call 1-844-481-2752 or 1-412-317-0668 for international callers at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=6cEJqpHo

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088 for international callers, access code 7754993, through June 4, 2026. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide. Sono-Tek's inroads into the clean energy sector have shown transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. We strategically deliver our products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

Our solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Our growth strategy is focused on leveraging our innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for our customers’ products and processes. For further information, visit www.sono-tek.com

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued strength of sales to the medical device and electronics markets; continued private and public funding for the clean energy sector; continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; evolving tariff policies; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; timing of large orders and completion on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of first half and annual revenues and profitability within the forecasted ranges of guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith, President

PCG Advisory, Inc.

ksmith@pcgadvisory.com

- Financial Tables to follow –

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 28, 2026	February 28, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$7,339,403	$5,202,361
Marketable securities	7,469,649	6,727,678
Accounts receivable (less allowance for credit losses of $12,225, respectively)	3,350,953	2,347,764
Inventories	3,923,350	4,474,401
Prepaid expenses and other current assets	743,295	236,261
Total current assets	22,826,650	18,988,465

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,173,443	2,610,600
Intangible assets, net	29,791	37,386
Deferred tax asset	1,141,611	1,525,185

TOTAL ASSETS	$26,421,495	$23,411,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,038,885	$859,483
Accrued expenses	2,227,401	1,718,574
Customer deposits	3,069,743	2,413,195
Income taxes payable	255,398	496,055
Total current liabilities	6,591,427	5,487,307

Deferred tax liability	55,909	132,134

Total Liabilities	6,647,336	5,619,441

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 issued and 15,749,037 outstanding as of February 28, 2025, and 15,750,880 issued and outstanding as of February 29, 2024	157,104	157,512
Additional paid-in capital	10,186,858	10,018,034
Accumulated earnings	9,430,197	7,624,516
Treasury stock, at cost, 2,116 shares	—	(7,867)

Total stockholders’ equity	19,774,159	17,792,195

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,421,495	$23,411,636

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	February 28, 2026	February 28, 2025

Net Sales	$20,909,315	$20,504,381
Cost of Goods Sold	10,349,373	10,765,362
Gross Profit	10,559,942	9,739,019

Operating Expenses
Research and product development	2,553,898	2,724,482
Marketing and selling	3,525,239	3,677,915
General and administrative	2,655,836	2,326,582
Total Operating Expenses	8,734,973	8,728,979

Operating Income	1,824,969	1,010,040

Other Income:
Interest and dividend income	443,588	488,504
Net unrealized gain on marketable securities	(1,498)	35,548
Income before Income Taxes	2,267,059	1,534,092

Income Tax Expense	461,378	260,678

Net Income	$1,805,681	$1,273,414

Basic Earnings Per Share	$0.11	$0.08

Diluted Earnings Per Share	$0.11	$0.08

Weighted Average Shares – Basic	15,718,796	15,750,997

Weighted Average Shares – Diluted	15,733,825	15,770,102

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales:

	Twelve Months Ended
	February 28,	% of	February 28,	% of	Change
	2026	Total	2025	total	$	%
Fluxing Systems	$713,000	3%	$467,000	2%	$246,000	53%
In-Line Coating Systems	7,070,000	34%	3,703,000	18%	3,367,000	91%
Multi-Axis Coating Systems	8,055,000	39%	10,678,000	52%	(2,623,000)	(25%	)
OEM Systems	1,210,000	6%	1,484,000	7%	(274,000)	(18%	)
Other	3,861,000	18%	4,172,000	21%	(311,000)	(7%	)
TOTAL	$20,909,000		$20,504,000		$405,000	2%

Market Sales:

	Twelve Months Ended
	February 28,	% of	February 29,	% of	Change
	2026	Total	2025	total	$	%
Electronics/Microelectronics	$6,290,000	30%	$5,426,000	27%	$864,000	16%
Medical	5,004,000	24%	3,250,000	16%	1,754,000	54%
Alternative Energy	7,974,000	38%	9,838,000	48%	(1,864,000)	(19%	)
Emerging R&D and Other	66,000	0%	67,000	0%	(1,000)	(1%	)
Industrial	1,575,000	8%	1,923,000	9%	(348,000)	(18%	)
TOTAL	$20,909,000		$20,504,000		$405,000	2%

Geographic Sales:

	Twelve Months Ended
	February 28,	February 28,	Change
	2026	2026	$	%
U.S. & Canada	$13,946,000	$12,506,000	$1,440,000	12%
Asia Pacific (APAC)	2,630,000	2,758,000	(128,000)	(5%	)
Europe, Middle East, Africa (EMEA)	3,742,000	4,431,000	(689,000)	(16%	)
Latin America	591,000	809,000	(218,000)	(27%	)
TOTAL	$20,909,000	$20,504,000	$405,000	2%